Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 10, 2022, in the Registration Statement (Form S-1 No. 333-260119) and related Prospectus of Rockley Photonics Holdings Limited for the registration of 319,000 of its ordinary shares.

/s/ Ernst & Young LLP

San Jose, California
March 14, 2022

4846-9978-3167.v1